FOR IMMEDIATE RELEASE	Contact: Carrie O'Connor
April 29, 2015	Director of Corporate Communications
317.465.0469
coconnor@fhlbi.com

FHLBI Declares Dividends, Reports First Quarter 2015 Financial Results
Mortgage Loan Portfolio Experiences Strong Growth

Indianapolis, IN…Today, the Board of Directors of the Federal Home Loan Bank of Indianapolis ("FHLBI" or "bank") declared dividends on Class B-1 and Class B-2 capital stock at annualized rates of 4.00% and 3.20%, respectively. These dividend rates are consistent with those paid on fourth quarter 2014 earnings. The dividend amounts will be paid in cash on April 30, 2015.

Financial Results Summary

The bank's net income for the three months ended March 31, 2015 was $31 million, a decrease of $4 million compared to the same period in the prior year due primarily to unrealized losses in 2015 related to derivative and hedging activities, partially offset by higher net proceeds from litigation settlements related to certain of our private-label mortgage-backed securities.

FHLBI derives its net income primarily through net interest income earned on advances made to its Indiana and Michigan member financial institutions, on its portfolio of mortgage loans purchased from members, and on long- and short-term investments. The bank's net interest income is primarily determined by the interest spread between the interest earned on our assets and the interest cost on our consolidated obligations. Net interest income after provision for credit losses totaled $48 million for the first quarters of 2015 and 2014.

In the first quarter of 2015, the bank allocated $3 million to its Affordable Housing Program ("AHP"), a program designed to provide housing opportunities for lower income families in Michigan and Indiana. Full-year 2015 AHP allocations will be available to FHLBI members in 2016 to help address their communities' affordable housing needs, including housing rehabilitation, construction and accessibility, and homebuyer down-payment assistance. The bank's annual AHP contribution is a fixed amount based on 10% of earnings before interest expense on mandatorily redeemable capital stock.

Balance Sheet Highlights

•	Total assets at March 31, 2015 were $43.7 billion. The net increase of $1.8 billion compared to December 31, 2014 was primarily attributable to an increase in advances and mortgage loans.

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Total liabilities at March 31, 2015 were $41.2 billion. The net increase of $1.8 billion compared to December 31, 2014 was primarily attributable to an increase in consolidated obligations to fund our asset growth.

•	Total capital at March 31, 2015 for the bank was $2.4 billion - essentially unchanged from December 31, 2014.

Advances

Advances are secured loans we provide to FHLBI member institutions. In general, usage of advance products fluctuates in accordance with members' funding needs related to their deposit levels, mortgage pipelines, investment opportunities, available collateral, other balance sheet strategies, and the cost of alternative funding opportunities.

FHLBI's advances outstanding totaled $21.8 billion at March 31, 2015, a net increase of $1.1 billion compared to December 31, 2014, driven by a 7% growth in advances to depository institutions and a 4% increase in advances to insurance companies. Advances to insurance company members accounted for 61% of advances at March 31, 2015, while advances to depository members - comprising commercial banks, thrifts and credit unions - accounted for 39% of the advance portfolio.

Mortgage Loans Held for Portfolio

Mortgage loans held for portfolio totaled $7.4 billion at March 31, 2015, a net increase of $592 million from December 31, 2014, due to increased member use of the bank's Mortgage Purchase Program ("MPP") Advantage product. Through MPP Advantage, FHLBI purchases mortgage loans from members to support our housing mission, provide an additional source of liquidity to members, and diversify our investments. In general, the volume of mortgage loans purchased is affected by several factors, including interest rates, competition, the general level of housing activity in the United States, the level of refinancing activity and consumer product preferences. FHLBI's mortgage loan purchases totaled $891.4 million for the three months ended March 31, 2015, an increase of 383% compared to the same period in 2014.

Consolidated Obligations

The primary source of funds for FHLBI, and for the other Federal Home Loan Banks ("FHLBanks") throughout the United States, is the sale of FHLBanks' consolidated obligations in the capital markets under the authority of the Federal Housing Finance Agency, issued through the FHLBanks' Office of Finance.

FHLBI's consolidated obligations at March 31, 2015 totaled $39.4 billion, a net increase of $1.3 billion compared to December 31, 2014 based on higher funding needs primarily driven by increased demand for advances. The primary liability for these consolidated obligations rests with FHLBI; however, we are also jointly and severally liable with the other FHLBanks for the payment of the principal and interest on all consolidated obligations of each of the FHLBanks.

Capital

FHLBI is a cooperative whose member financial institutions and former members (or their legal successors) own all of our capital stock as a condition of membership or to support their outstanding borrowings. For the three months ended March 31, 2015, total capital increased by $34 million.

Total regulatory capital consists of capital stock, mandatorily redeemable capital stock and retained earnings. The bank's regulatory capital-to-assets ratio at March 31, 2015 was 5.4%, which exceeds all applicable regulatory capital requirements.

All amounts referenced above and in the following table are unaudited. More detailed information about FHLBI's financial results for the three months ended March 31, 2015 will be included in the bank's Quarterly Report on Form 10-Q, which we intend to file by mid-May.

Federal Home Loan Bank of Indianapolis

Financial Highlights (unaudited)

($ amounts in millions, as rounded)

	Three Months Ended March 31,
Condensed Statements of Income	2015	2014
Net interest income after provision for credit losses	$48	$48
Other income	4	6
Other expenses	18	16
Affordable Housing Program assessments	3	4
Net income	$31	$34

Condensed Statements of Condition	March 31, 2015	December 31, 2014
Advances	$21,846	$20,789
Mortgage loans held for portfolio, net	7,412	6,820
Investments (1)	10,607	10,539
Other assets (2)	3,786	3,705
Total assets	$43,651	$41,853

Consolidated obligations	$39,404	$38,071
Mandatorily redeemable capital stock	16	16
Other liabilities	1,822	1,391
Total liabilities	41,242	39,478
Capital stock, Class B putable	1,572	1,551
Retained earnings (3)	791	777
Accumulated other comprehensive income	46	47
Total capital	2,409	2,375
Total liabilities and capital	$43,651	$41,853

Total regulatory capital (4)	$2,379	$2,344

(1)	Includes held-to-maturity securities, available-for-sale securities, interest-bearing deposits, securities purchased under agreements to resell, and federal funds sold.

(2)	Includes cash and due from banks of $3,583 million and $3,551 million at March 31, 2015 and December 31, 2014, respectively.

(3)	Includes restricted retained earnings of $111 million and $105 million at March 31, 2015 and December 31, 2014, respectively.
(4) Consists of total capital less accumulated other comprehensive income (loss) plus mandatorily redeemable capital stock.

Safe Harbor Statement

This document may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 concerning plans, objectives, goals, strategies, future events or performance. Forward-looking statements can be identified by words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects" or the negative of these terms or comparable terminology. Any forward-looking statement contained in this document reflects our current beliefs and expectations. Actual results or performance may differ materially from what is expressed in any forward-looking statements.

Any forward-looking statement contained in this document speaks only as of the date on which it was made. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Readers are referred to the documents filed by us with the U.S. Securities and Exchange Commission, specifically reports on Form 10-K and Form 10-Q, which include factors that could cause actual results to differ from forward-looking statements. These reports are available at www.sec.gov.

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Building Partnerships. Serving Communities.
The Federal Home Loan Bank of Indianapolis (FHLBI) is a regional bank included in the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to ensure access to low-cost funding for their member financial institutions, with particular attention paid to providing solutions that support the housing and small business needs of members' customers. FHLBanks are privately capitalized and funded, and receive no Congressional appropriations. The FHLBI is owned by its Indiana and Michigan financial institution members, which include commercial banks, credit unions, insurance companies, and savings banks. For more information about the FHLBI, visit www.fhlbi.com.